EXHIBIT 10.48

MATERIALS TRANSFER AGREEMENT

This Materials Transfer Agreement (the “Agreement”), effective the 28th day of March, 2007 (“Effective Date”), is entered into by and between Kensey Nash Corporation, a Delaware corporation having its principal place of business at 735 Pennsylvania Drive, Exton, Pennsylvania 19341 (hereinafter “KNC”), and MiMedx, having offices at 1234 Airport Road, Destin, Florida 32541 (hereinafter “MiMedx”).

WITNESSETH:

WHEREAS, MiMedx possesses certain confidential and proprietary information and technology relating to biomaterials for soft tissue repair, such as tendons, ligaments and cartilage, as well as the production of polymerized collagen for medical and/or surgical use, devices and/or components, including, but not limited to, the processing or use of purified collagen, NDGA polymerized materials, in vivo hydraulic fixation using biocompatible expandable fibers, corneal replacements, NDG-reinforced collagen scaffolds, polymer composite compositions, braided fiber implants, biorivets, and, tendon or ligament bioprosthesis; and

WHEREAS, KNC possesses certain confidential and proprietary information and technology related to materials, including, but not limited to biomaterials, polymers and collagen, and devices for use in a wide variety of medical applications, including orthopedic and cardiovascular applications, and where such information may be related to systems, research methods, procedures, devices and components, raw material sources, manufacturing processes, production equipment and product applications; and

WHEREAS, KNC and MiMedx are parties to that certain Nondisclosure Agreement dated February 23, 2007 (the “NDA”);

WHEREAS, KNC desires to transfer to MiMedx a variety of sample biomaterials, specifically soluble collagen samples (hereinafter the “Materials”); and

NOW, THEREFORE, in consideration of the premises and of the mutual promises contained in this Agreement, MiMedx and KNC hereby agree as follows:

I.	TRANSFER OF MATERIALS

KNC shall transfer the Materials, as listed on Schedule A, to MiMedx on or about such date as may be mutually agreed upon by the parties. KNC shall determine at its sole discretion the quantity of sample Materials to be transferred to 1234 Airport Road, Destin, Florida 32541, Attn: Maria Steele, at no cost to MiMedx. KNC reserves the right to request reasonable compensation for providing additional sample quantities during the Term of this Agreement.

II.	USE OF MATERIAL

MiMedx may use the Materials in their confidential and proprietary processes for NDGA.

All other uses of the material are prohibited unless requested and agreed upon in writing.

III.	CONFIDENTIAL INFORMATION

In the course of performing the Evaluation it may be necessary for each party to disclose to the other certain information which such party deems to be confidential (“Confidential Information”). The Confidential Information may include, without limitation, technical data, scientific data, processing data, test results, financial data, business plans, or other items pertaining to Material or the Evaluation performed under this Agreement.

To protect such Confidential Information, the parties agree that all disclosures hereunder shall be governed by the existing mutual Non-Disclosure Agreement executed by these parties, said Agreement dated February 23, 2007 (hereinafter “NDA”).

IV.	INTELLECTUAL PROPERTY

Each party will have sole ownership of all the discoveries and inventions, including associated patent rights, which arise as a result of work carried out in furtherance of this Agreement as defined above in USE OF MATERIAL and which are made solely by that party’s employees.

All original materials are the property of KNC. Any progeny and derivations thereof remain the property KNC but if treated according to MiMedx’s proprietary process (hereinafter “Treated Material”), MiMedx reserves the right to destroy Treated Material rather than return it to KNC.

With respect to inventions and discoveries which include inventors from both parties under the terms of this Agreement (hereinafter “Joint Inventions”), all rights to such Joint Inventions and discoveries, including any associated patent rights, will be co-owned.

Each party will, if requested, sign all documents and do all acts and deeds necessary or desirable to perfect the rights in joint inventions.

MiMedx and KNC will promptly provide one another with copies of all written invention disclosures relating to the subject matter of this Agreement, wherein said disclosures incorporate Joint Inventions.

V.	MISCELLANEOUS

A. If any provision or provisions of this Agreement shall be held invalid, illegal, or unenforceable by a court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and said court is hereby authorized to redraft and/or amend the invalidated text such that the amendment would be rendered valid and most nearly reflect the original intent of the parties. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, with exclusive jurisdiction and venue over any claim or controversy arising out of this Agreement residing in the Pennsylvania

District Courts. Nothing in this Agreement precludes either party from seeking injunctive relief without the necessity of posting a bond.

B. The term of this Agreement shall be twelve (12) months from the Effective Date, provided however, that the parties’ obligations regarding confidentiality shall be as set forth in the NDA.

C. The parties acknowledge that they have read and understand this Agreement, and that this Agreement is the complete and exclusive agreement between the parties, regarding Evaluation of Material, and supersedes all proposals and prior agreements, whether written or oral, and all other communications between the parties relating to the subject matter of this Agreement; except that the parties acknowledge that NDA remains in full force and effect for its term. The parties further acknowledge that this Agreement cannot be modified except by a writing signed by both parties.

D. Regardless of whether Material is supplied for cost or no cost, Evaluation is conducted under a non-exclusive license, with the license terminating with the termination or expiration of this Agreement. Neither this Agreement nor the limited non-exclusive license granted hereunder creates any relationship among the parties other than that expressly defined herein.

E. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same document.

[SIGNATURES APPEAR ON THE NEXT PAGE]

IN WITNESS WHEREOF, MiMedx and KNC have caused this Agreement to be executed by their respective duly authorized representatives as set forth below.

MiMEDX		KENSEY NASH CORPORATION

By:	/s/ M. G. Steele	By:	/s/ Steven T. Link

Printed Name:	Maria Geneve Steele	Printed Name:	Steven T. Link

Title:	Senior Vice President	Title:	IP Attny

The Materials

Quantity	Material
<50g	Semed S Acid Soluble Collagen

5